Exhibit 99

October 16, 2003

For Immediate Release:

Contact:

Tara Y. Harrison, Vice President and CFO or

William E. Doyle, Jr., President and CEO

(434) 970-1100

Guaranty Financial Corporation Reports Third Quarter Results

Charlottesville, Va. – October 16, 2003—Guaranty Financial Corporation (NASDAQ:GSLC), a bank holding company operating primarily through its wholly owned subsidiary, Guaranty Bank, today reported net income of $619,000 ($.31 per diluted share) for the quarter ended September 30, 2003.  This represents a 34% increase over the prior year third quarter net income of $463,000. Year-to-date net income reached over $1.4 million, compared to almost $1.3 million for the first nine months of 2002.

During the quarter Guaranty recovered, through the allowance for loan losses, approximately $258,000 from a commercial borrower relating to a loan that was charged-off in the second quarter of 2003.  The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio and equals 1.30% of the loan portfolio, comparing favorably to the 1.27% maintained by its peer group (peer statistic as of 6/30/03).  The favorable impact on income is the net of the normal quarterly provision of $30,000 and the net recovery of the above noted loan (gross recovery less residual balance and out-of-pocket expenses), resulting in a $198,000 credit to the provision for loan loss, compared to an expense of $25,000 for the same period of the previous year.  At September 30, 2003, the Company had $410,000 of loans that were 90 days or more past due and still accruing interest, compared to $119,000 at September 30, 2002.  The Bank held no loans that were considered to be non-accrual as of September 30, 2003, compared to $1.9 million as of September 30, 2002.  The Company has reduced its other real estate owned holdings to zero as of September 30, 2003, from $441,000 at September 30, 2002.

William E. Doyle, Jr., President and CEO, noted “Highlights of the quarter include continued growth in low cost deposits, improved credit quality, and strong mortgage loan production.  We are certainly pleased with the partial recovery on the fraud-related loan loss experienced last quarter.  Our net interest margin held up well considering low investment rates and intense price competition for desirable commercial loans.  Real estate activity continues to be a bright spot in the local economy, providing new lending opportunities on both residential and commercial developments.”

Net interest income for the quarter was $2.1 million, a 5.2% decrease from $2.2 million reported for the same period in the prior year.   The decrease occurred due to reduced loan and investment portfolios, combined with reduced rates associated with each portfolio.  On a year-to-year basis, the decline in the loan portfolio is in part due to the sale of loans associated with the Harrisonburg branch and strategic reduction of certain commercial loan balances.  Average net loans outstanding during the most recent quarter were $154.7 million compared with $162.7 million for the third quarter of 2002.  The reduced investment portfolio, $3.6 million average balance during the third quarter of 2003 versus $15.0 million for the same period in the prior year, resulted from the planned sale of corporate bonds.

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The net interest margin for the quarter was 4.80%, representing only a two basis point decrease from 4.82% in the prior year. The average yield on loans fell to 6.14% for the third quarter of the current year, compared to 6.94% for the third quarter of the prior year.  The average yield on investment securities also fell due to lower reinvestment rates, resulting in an average yield of 3.98% versus 6.09% for the same period in the prior year.  The targeted decline in certificates of deposit, however, continues to have a positive impact on the Company’s net interest margin.  Certificates of deposit balances, $55.5 million at quarter end, represent 32% of total deposits; a year ago, certificates of deposit represented 50% of total deposits.  The average cost of deposits for the third quarter of 2003 fell 97 basis points to 1.01%, compared to 1.98% for the same period a year ago.

Mortgage banking income remained strong during the third quarter, resulting in gains on the sale of loans of $504,000, compared to $259,000 for the third quarter of the prior year, an increase of 96%.  Fee income generated from deposit accounts for the three months ended September 30, 2003, remained consistent with the prior year at $180,000.  Loan and application fees increased to $62,000 from $27,000, an 135% increase, due to the increased volume of mortgage loan applications and pre-payment penalty fees.  Guaranty also recognized $28,000 in gain on fixed assets, relating to an insurance recovery for equipment damaged during a storm.

Operating expenses increased from the third quarter of 2002 to the third quarter of 2003 by $122,000, to $2.3 million, a 5.6% increase.  Personnel costs increased 9.3%, or $108,000 due to greater commission expense associated with record mortgage banking loan production.   Also related to increased mortgage loan production, lending expenses increased $20,000 from the same period in the prior year.  Corporate administration expenses increased $43,000, primarily due to increased legal and consulting fees.  Offsetting these increases, the Company realized savings in occupancy and retail banking expenses, which each decreased by $12,000 from the third quarter of 2002.

Also during the third quarter, Guaranty redeemed the bonds originated in 1987 in connection with the formation of Guaranty Mortgage Servicing Corporation.  This redemption eliminated the liability associated with the real estate mortgage investment conduit (REMIC) that was formed at that time.  At the time of the redemption, Guaranty expensed the remaining premium associated with the original formation of the REMIC, negatively impacting net income by $34,500.  Annual expenses relating to the REMIC exceeded $100,000, and the redemption of the bonds will effectively eliminate this expense.

Total assets decreased 3.3% to $197.1 million at September 30, 2003, from $203.7 million at September 30, 2002, which is the result of the sale of the Harrisonburg branch and the planned restructuring of the investment portfolio.  The Company’s investment portfolio totaled $4.0 million as of September 30, 2003, compared to $10.0 million as of September 30, 2002.  Restructuring of the investment portfolio through the sale of corporate bonds has improved liquidity and resulted in small gains.  From September 30, 2002 to September 30, 2003, net loans outstanding decreased 9.3% from $165.4 million to $149.9 million.

Low cost deposits have continued to grow due to increased business development activity and the new branch office in Nelson County, Virginia.  Total deposits increased 1.8% to $175.6 million at September 30, 2003, up from $172.4 million at the same date a year ago.  This figure reflects a substantial increase in low cost deposits offset by a substantial reduction in certificates of deposit as the Company continues to reduce its reliance on higher cost sources of funds.  The Company had no borrowings from the Federal Home Loan Bank as of September 30, 2003, compared to $6.0 million of borrowings at September 30, 2002.

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Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward- looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Guaranty Financial Corporation is the holding company of Guaranty Bank, which operates seven full-service banking offices in Charlottesville, Albemarle County, Fluvanna County, and Nelson County.  Guaranty Bank’s internet address is www.guarantybankva.com.  At September 30, 2003, Guaranty Financial Corporation had total assets of $197.1 million and total deposits of $175.6 million.  Equity capital of $19.8 million represented 10.1% of total assets.  The Bank’s Tier 1, total and leverage ratios were estimated at 12.57%, 13.82% and 10.27%, respectively, as of September 30, 2003.  The holding company’s Tier 1, total and leverage ratios were estimated at 12.75%, 14.02% and 10.43%, respectively, as of September 30, 2003.  Book value per share was $9.94 at September 30, 2003, compared to $9.20 at September 30, 2002.

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Guaranty Financial Corporation

Financial Highlights

($ In Thousands, except per share data)

Balance Sheet Data:

	September 30,
	2003	2002

Total Assets	$ 97,075	$ 203,734
Investments	3,971	10,041
Loans Receivable, net	149,933	165,351
Deposits	175,562	172,414
FHLB Advances	-	6,000
Stockholders' Equity	19,808	18,049

Average Balance Sheet Data:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Total Assets	$ 190,160	$ 205,103	$ 190,314	$ 212,527
Investments	3,593	15,041	3,573	20,941
Loans Receivable, net	154,729	162,727	158,134	164,770
Deposits	170,009	170,733	165,413	179,427
FHLB Advances	-	8,739	725	8,004
Trust Preferred Bonds	-	6,013	3,634	6,013
Stockholders' Equity	19,623	17,806	18,992	16,645

Asset Quality Data:

	September 30,
	2003	2002

Real Estate Owned	$ -	$ 441
Non-accrual Loans	-	1,870

Total Non-performing Assets	$ -	$ 2,311

Allowance for Loan Losses	$ 1,985	$ 2,533
% of Total Loans	1.30%	1.51%

Net Charge-offs Quarter to Date	$ 36	$ 10
Net Charge-offs Year to Date	$ 1,068	$ 55

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Guaranty Financial Corporation
Regulatory Capital at September 30, 2003

	Actual	Required	Excess
	%	%	%

Leverage Ratio	10.43%	4.00%	6.43%

Tier 1 Risk Based Capital	12.75%	4.00%	8.75%

Total Risk Based Capital	14.02%	8.00%	6.02%

Guaranty Bank
Regulatory Capital at September 30, 2003

	Actual	Required	Excess
	%	%	%

Leverage Ratio	10.27%	4.00%	6.27%

Tier 1 Risk Based Capital	12.57%	4.00%	8.57%

Total Risk Based Capital	13.82%	8.00%	5.82%

Selected Operating Data:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2003	2002	2003	2002

Net Interest Income		$ 2,134	$ 2,250	$ 6,305	$ 6,525
Loan Loss Provision (Credit)		(198)	25	811	75
Fee and Other Income		404	379	1,098	1,095
Mortgage Banking Income		504	259	1,264	726
Non-interest Expense		2,278	2,188	6,453	6,373
Provision for Income Taxes		309	212	422	602
Net Recurring Income		653	463	980	1,297
Non-recurring Income (Loss), net of tax	*	(34)	-	463	-
Net Income		619	463	1,44	1,297
Basic Earnings Per Share		0.31	0.23	0.7	0.65
Diluted Earnings Per Share		0.31	0.23	0.72	0.65

*

Non-recurring income is comprised of the gain/loss on sale or closing of branches, the accelerated amortization of trust preferred expenses, and the write-off of the REMIC premium upon its redemption.   Such non-recurring items are not considered extraordinary items for financial reporting purposes.